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                                                                  EXHIBIT 2.2

Hongkong Bank
The Hongkong and Shanghai Banking Corporation Limited
Hong Kong Main Office: 3 Queen's Road Central, Hong Kong
Ref:    CORPORATE & INSTITUTIONAL BANKING
        TOYS & ELECTRONICS DIVISION

CONFIDENTIAL

Nam Tai Electronic &
   Electrical Products Ltd.
Suite 6B-9, 15/F Tower 1
China Hong Kong City
33 Canton Road Tsimshatsui
Kowloon
Attention: Mr. M. K. Koo                                          9 January 1998



Dear Sirs

BANKING FACILITIES
A/C NO. 600-848972

With reference to our recent discussions, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits which will be made available on the specific terms and conditions outlined below. These facilities are subject to review at any time and, in any event by 31 August 1998, and also subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

Overdraft                                                           HKD500,000.-

Interest on the overdraft facility will continue to be charged on daily balances at 1/2% per annum over our best lending rate, (currently 9-1/2% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to debit of your current account.

Import/Export Facilities                                         HKD60,000,000.-

Documentary Credits with import finance up to 90 days, less any usance/credit periods granted by your suppliers, and/or D/P bills purchased on approved drawees.

Within Which                                                   (HKD60,000,000.-)

Goods under your control and/or Trust Receipts.

Interest on your import loans will be charged on a daily basis at 1% (previously at 3/4%) per annum over HIBOR or SIBOR as appropriate, and is payable monthly in arrears to the debit of your current account.


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Nam Tai Electronic & Electrical Products Ltd.                     9 January 1998

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Please note that the aforementioned Import/Export Facilities carry the following concessionary rates:

        DC Opening Commission and Commission in Lien of Exchange (CILE) :-

        First USD50,000.-                          1/4%
        USD50,001 to USD300,000.-                  1/16%
        Balance in excess of USD300,000.-          1/32%

        Export Bills for Collection Commission:-

        First USD75,000.-                          1/8%
        Balance in excess of USD75,000.-           1/24%


Foreign Exchange Line                                            HKD10,000,000.-

Total Forward Contract Limit up to 6 months.

Unless by prior arrangement, contracts entered into under this facility are not to exceed six months in duration.

Terms & Conditions

Contracts may only be entered into to cover trade related exchange exposure incurred in the normal course of business.

Foreign Exchange facilities remain subject to our overriding right to call for cash cover on demand if in the Bank's view a negative foreign exchange position requires such cover. Further, the Bank may, after having discussed the position with yourselves, close out any or all of your outstanding forward foreign exchange contracts and demand settlement of the balance due.

Foreign exchange contracts continue to be governed by the conditions appearing on the reverse of the standard contract form. These contract forms should be checked upon receipt and the copy issued and returned to the Bank.


Security

As security for the existing facilities, we continue to hold:-

1) A Corporate Guarantee together with a supporting board resolution dated 8 August 1995 for HKD65,000,000.- from Nam Tai Electronics Inc.

2) A Negative Pledge together with a supporting board resolution dated 8 August 1995 from Nam Tai Electronics, Inc. not to pledge any of its assets with any banks as security without our prior consent.


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Nam Tai Electronic & Electrical Products Ltd.                     9 January 1998

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Please be advised that this letter supercedes our previous facility letter dated
1 December 1997 on the understanding that additional volume of import and export business will be channelled to us in 1998.

Please arrange for the authorized signatories of your company, in accordance with the terms of the mandate given to the Bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your continued understanding and acceptance to the terms and conditions under which these facilities are granted.

These facilities will remain open for acceptance until the close of business on 30 January 1998 and if not accepted by the date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully,

(s.d.) Tony K. C. Ng
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Corporate Relationship Manager

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